Exhibit 99.1

[VERTICALNET LOGO]

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Reports Financial Results For the First Quarter of 2003

Company Cites Strengthened Relationships With Existing Customers; Continued Investment In R&D Leading

To Major Summer Product Release.

Malvern, PA, May 6, 2003 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions, today announced results for its first fiscal quarter ended March 31, 2003.

Revenues for the quarter ended March 31, 2003 were $3.4 million, compared to $8.0 million for the quarter ended March 31, 2002. Revenues from Converge, Inc. were $0.2 million and $5.3 million for the first quarters of 2003 and 2002, respectively. As previously announced, Verticalnet and Converge amended the subscription license agreement resulting in the termination of obligations to Converge, and the recognition of $19.6 million in previously deferred revenues during the fourth quarter of 2002 that otherwise would have been recognized pro-rata over the subsequent five quarters.

Loss from continuing operations for the quarter ended March 31, 2003 was $1.2 million, compared to a loss of $5.8 million for the quarter ended March 31, 2002.

Net loss attributable to common shareholders for the quarter ended March 31, 2003 was $1.2 million, or a loss of $0.09 per diluted share, compared to a loss of $0.2 million, or $0.02 per diluted share, for the quarter ended March 31, 2002.

As of March 31, 2003, Verticalnet had cash and cash equivalents of $6.1 million, compared to $9.0 million of cash, cash equivalents, and marketable securities as of December 31, 2002. The company had a working capital position of $4.4 million as of March 31, 2003, compared to $3.9 million as of December 31, 2002. Consumption of cash during the quarter ended March 31, 2003 included significant outlays for a $1.6 million annual insurance payment and a net $1.5 million final termination payment to settle lease obligations for several offices.

The company continued to generate new revenue from existing customers and to demonstrate improvements in its cost structure and cash consumption. Compared to the third quarter of 2002, the company is on track to realize $6.0 million in annualized cost savings. “We have been able to earn new revenues while better managing the expense side of the business,” said Gene S. Godick, Verticalnet CFO. “Our success in generating new projects with existing customers combined with cost cutting efforts has increased our working capital and provided better visibility into our revenues and expected future cash flows.”

First Quarter Progress

In the first quarter of 2003, Verticalnet focused on strengthening relationships with its existing customers and refining its market positioning, while accelerating go-to-market activities. Major milestones included:

•	Adopting a strategic focus on Supply Management solutions targeted towards manufacturers. Verticalnet will also focus on selling Spend Analysis as an entry application for the broader Verticalnet Supply Management suite.

•	Introduction of a subscription pricing option to better match the customer’s cash outlays with the realized benefits of Verticalnet’s solutions. Additionally, the launch of smaller, more focused offerings enables customers to start with smaller projects and expand functionality over time as value is achieved.

•	The launch of a proof of concept approach enabling qualified prospects to experience the benefits of Verticalnet’s Spend Analysis application before making a purchase decision. Verticalnet will classify and analyze a prospective customer’s spend data for one spending category at no cost. By quickly translating complex data into usable knowledge, Verticalnet provides prospects with a tangible understanding of the value of our application. Response to this offer has been strong and several proof of concept pilots are being initiated or are underway.

•	Successful “go-lives” for three existing customers: MasterBrand Cabinets, Premier, and Valvoline. All three recent product launches represented rollout of enhanced functionality or broadened use of Verticalnet applications following a successful initial product rollout.

•	Recognition of Verticalnet’s leading Spend Analysis capabilities by Gartner in their first Strategic Sourcing Magic Quadrant.

“I am pleased with our progress during the first quarter,” said Nathanael V. Lentz, president and CEO of Verticalnet. “While much of our revenue was generated through the rollout of enhanced functionality to our existing customer base, we have also laid the groundwork for growing revenue and adding new customers. With our new subscription pricing model and lower entry pricing, we expect to earn our fees by delivering real, sustained value to customers over a period of years, rather than by asking our customers to invest in a large initial implementation.”

“We have seen increased marketplace interest in our Supply Management Suite,” continued Lentz. “Our focused strategy and well executed go-to-market initiatives have increased our visibility in the marketplace, and resulted in accelerating sales activity. We have also seen a noticeable increase in budgeted projects for our lead Spend Analysis application, an indication that buyers are re-entering the market and that the Supply Management market space is expanding beyond simple reverse auction functionality towards more comprehensive solutions that deliver lasting, sustainable value.”

Summer Product Release

Verticalnet also announced that the next major version of its software suite, Verticalnet® Supply Management 5.0, is scheduled to be released this summer. Supply Management 5.0 builds on Verticalnet’s end-to-end Supply Management suite and includes four solution bundles: Supply Strategy, Supply Selection, Supply Execution, and Supply Performance. The solution bundles are comprised of eleven individual modules that can all be purchased and implemented separately with the option of license or subscription pricing. The release is expected to include significant upgrades to Verticalnet’s existing modules including: Spend Analysis, Supplier Qualification, Structured

Negotiation, Reverse Auction, eProcurement, Contract Management, and Supplier Scorecards. Additionally, Release 5.0 is scheduled to include the introduction of four new modules including: Source Planning, Supply Planning, Contract Activation, and Supplier Corrective Action.

“Verticalnet remains committed to developing and delivering industry leading products and continues to dedicate more than half of our organization to the development of new products,” said Lentz. “I believe that significant investment in research and development is critical to remaining competitive and that Supply Management 5.0 is a major step forward for Verticalnet and its customers. Industry analysts have already recognized Verticalnet 4.0 as one of the most comprehensive Supply Management solutions available today. The modularization of our products and the improvement of our analysis, planning, execution, and performance management capabilities continue to build on our strengths,” Lentz continued. “Verticalnet has long recognized that Supply Management is much more than automated negotiation tools. Price reduction is an important strategy, but leading organizations realize that they need to also manage risk and performance to fully realize the value of Supply Management. Verticalnet Supply Management 5.0, led by our Spend Analysis module, provides a complete set of solutions that enable our customers to achieve maximum value from their supply base.”

About Verticalnet

Verticalnet (Nasdaq: VERT) is a leading provider of Strategic Sourcing and Supply Management solutions that enable companies to identify, negotiate, realize, and maintain supply chain savings. Supply Management is more than merely reducing prices – it requires the balancing of price, performance, and risk resulting in a lower total cost of ownership. Led by our Spend Analysis solution that quickly provides companies with insight into enterprise-wide spending, Verticalnet’s full suite of Supply Management solutions enables companies to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our clients recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected first quarter financial results as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the availability of and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2002, which has been filed with the SEC. Verticalnet is making these statements as of May 6, 2003 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

###

Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.

Verticalnet, Inc.

Consolidated Statements of Operations—Unaudited

(In thousands, except per share amounts)

	Three months ended March 31,
	2003	2002
Revenues:
Software license	$239	$6,258
Services and maintenance	3,192	1,7471

Total revenues	3,431	8,005

Cost of revenues:
Cost of software license (1)	188	426
Cost of services and maintenance	720	1,463

Total cost of revenues	908	1,889

Gross profit	2,523	6,116

Research and development	1,119	3,516
Sales and marketing	667	1,749
General and administrative	1,552	3,551
Restructuring and asset impairment charges (2)	(6)	1,355
Amortization expense	—	1,056

	3,332	11,227

Operating loss	(809)	(5,111)

Interest and other expense, net	(384)	(652)

Loss from continuing operations	(1,193)	(5,763)

Discontinued operations: (3)
Income from operations of discontinued operations	—	7,481

Net (loss) income	(1,193)	1,718

Preferred stock dividends and accretion	—	(1,917)

Loss attributable to common shareholders	$(1,193)	$(199)

Basic and diluted loss per common share: (4) (5)
Loss from continuing operations	$(0.09)	$(0.69)
Income from discontinued operations	—	0.67

Loss per common share	$(0.09)	$(0.02)

Weighted average common shares outstanding: (4) (5)
Basic and diluted	13,400	11,073

(1)	Cost of software includes cost of license, which is primarily comprised of royalty expenses and cost of acquired technology. The cost of acquired technology represents the non-cash amortization of acquired technology which is being used in the current suite of products.

(2)	For the three months ended March 31, 2002, amounts include $0.7 million related to lease termination costs and $0.6 million related to employee termination benefits and other exit costs due to a restructuring in 2001.

(3)	Discontinued operations for 2002 relate to the SMB business unit.

(4)	All per share and share amounts reflect a 1:10 reverse stock split which was effective July 15, 2002.

(5)	During the periods ended March 31, 2003 and 2002, the dilutive earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

Verticalnet, Inc.

Condensed Consolidated Balance Sheets—Unaudited

(In thousands)

	March 31, 2003	December 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$6,090	$7,979
Accounts receivable, net	1,837	1,586
Prepaid expenses and other current assets (1)	3,818	3,892

Total current assets	11,745	13,457

Property and equipment, net	494	912
Other investments	606	606
Other assets and intangibles, net	2,205	3,478

Total assets	$15,050	$18,453

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term obligations	$30	$415
Accounts payable and accrued expenses	5,386	7,652
Deferred revenues	728	279
Other current liabilities	1,190	1,172

Total current liabilities	7,334	9,518

Long-term debt and convertible notes	7,155	7,293

Shareholders’ equity	561	1,642

Total liabilities and shareholders’ equity	$15,050	$18,453

(1) Prepaid expenses and other current assets include $1.0 million of short-term investments as of December 31, 2002.